Deloitte LLP
Bay Adelaide Centre – East Tower,
8 Adelaide Street West,
Toronto ON M5H 0A9

Tel: 416-601-6150
Fax: 416-601-6151
www.deloitte.ca

November 27, 2018

Private and confidential

Anthony M. Pallante
Trident Brands Incorporated
302 - 1315 N. Service Rd East
Oakville, Ontario L6H 1A7
Canada

**Attention: Anthony (Tony) Pallante**

Dear Tony,

**Subject: Strategic assessment of Trident Brands Incorporated**

This letter confirms the terms of the engagement of Deloitte LLP ("Deloitte") by Trident Brands Incorporated ("You" or "the Company" or "TB") to provide services focused on identifying value creation and performance enhancement opportunities to better position the Company to execute their strategy and achieve profitable growth.

**Background and purpose of engagement**

TB is a nutraceutical consumer products company structured to develop and commercialize innovative brand platforms, private and control label programs and proprietary ingredient technology in the active nutrition and dietary supplement category.

TB derives its revenue from approximately twenty products across its integrated operating portfolio: Trident Sports Nutrition Inc. and Brain Armor Inc. Customers receive products through more than six channels including large retailers, independent specialty stores and e-commerce. The channels are established through a national broker / distributer network and trading relationships across United States and Canada.

The Company is led by Tony Pallante, Chairman and CEO and Mark Holcombe, President and CFO. There are approximately twelve managerial employees in North America allocated across two organisational units. R&D, sales and marketing is led by Alan Jones and planning, manufacturing & procurement, logistics and support is led by Mark Cluett.

TB has been on a journey to disrupt the cognitive health and performance segment of the nutraceutical industry by investing into the Brain Armor portfolio. Brain Armor, a high Omega 3 product, promotes cognitive health, well-being and performance for life. Given the critical junction point to commercializing the product and brand offering, you are seeking an external service provider to complete an independent strategic assessment of TB's revenue growth opportunities and organization wide improvements to enhance profitability.

**Scope of services**

The assessment will be commissioned by TB and reported to Tony Pallante and Mark Holcombe. We will work with management to complete the work, for example in the provision of data and while completing interviews but will treat management's opinions with independent and healthy skepticism.

Based on our initial discussions you have requested us to perform the following services ("Services"):

- Begin with a high-level review of current financials and projections to assess TB's financial position for future growth.
- The second step will be to evaluate the contribution and profitability of each product SKU, channel distribution and customer segment. We will then work with the business to help confirm how contribution may improve and drive overall profitability. This may require increasing sales prices, negotiating with vendors to reduce their pricing, ceasing the supply of poorly contributing products and removing their associated variable overheads.
- The third activity will be to consider how product penetration should be driven into the remaining and any potential new customers. An important part of this work would be to compare the products with competitors to assess how differentiated and attractive the products are at the price points being targeted.
- The fourth activity will be to evaluate the current distribution network through interviews with the TB sales team, key U.S. broker networks and Canadian distributors, to assess the effectiveness of the existing relationships and validate current sales projections.
- Lastly, we will bring leading industry insights on the nutraceutical industry to advise on TB's current marketing campaign for new product offerings. We will also share our observations of relevant M&A transactions in the nutraceutical industry.

**Approach to the engagement**

Based on our recent discussions with you we have outlined the following project scope and approach.


Improvement opportunity assessment
Options to Execute
0 Project preparation and kick off
1 Business performance and operational assessment
2 Prioritize improvement opportunities and high level roadmap
3 Implementation planning and monitoring
TCO
Project objectives and key focus areas
Schedule key stakeholder interviews
Confirm structure and timelines
Inputs from key business stakeholders
Sales
Operations
Financial
Identify and analyze improvement opportunities
Inputs from primary research
Quantify options
Prioritize list of opportunities
Finalize direction for the high level roadmap
Prioritize improvement opportunities
Define metrics
Enhanced implementation planning and execution support for improvement opportunities and PMO
Key Activities
Align on project objectives and key areas of focus
Submit data request list
Schedule interviews and meetings with management team and key stakeholders
Coordinate a formal kick-off meeting to level set expectations and confirm the project structure and timelines
Review detailed budgets / business plans / sales projections included in scope
Review supporting operational documentation and processes
Hold interviews with key business and functional leaders
Establish an initial set of improvement opportunities and key performance improvement themes
Define key benefits criteria and prioritize the list of business improvement opportunities
Further define prioritized opportunity areas, including high level financial and operating benefits
Build high level implementation road map
Validate prioritized opportunities and high level roadmap with management
Additional implementation planning building on initial roadmaps
Assist with hands-on execution of key initiatives
Establish PMO to co-ordinate and oversee the implementation
Establish cadence to update and track ongoing activity
Work with management to address concerns, challenges and program risks
Deliverables
Confirmed communications cadence
Data request list
Assessment of current financial performance and trends
Identification of performance improvement opportunities
Validation of 'current state' findings and opportunities with management
List of defined and prioritized business improvement opportunities, supported by high level roadmap
Consolidated findings report
Updated implementation plans and roadmaps
Governance established, and ongoing reporting cadence established
Ongoing feedback loop developed

*Phase 0: Project preparation and kick-off*

This phase should begin with a project kick-off with you to clarify project scope and expectations, outline project plan, key business stakeholders that will be involved or interviewed, and identify business demands which may impact the project. In addition, the team will define protocols for status updates, review of key deliverables, and required sign offs to help ensure a proactive approach to issue management and resolution.

| Key activities | Outcomes |
|---|---|
| • Align on project objectives and key areas of focus (i.e. finance, sales, marketing, R&D, supply chain, operations, etc.).<br>• Submit data request list based on key aspects and review related analysis completed by TB to date.<br>• Schedule interviews and meetings with business leaders, SME's, and key stakeholders.<br>• Coordinate kick-off communications to level set expectations per function, confirm the project structure and timelines.<br>• Coordinate the project governance process and structure, including status updates. | • Confirmed communications / governance.<br>• Coordinated teams / expectations.<br>• Project kick-off.<br>• Data request list. |

| Assumptions |
|---|
| • TB will designate a point of contact (Mark Cluett) to support scheduling the collection of data and information required for the assessment.<br>• Deloitte will work with you to identify key business stakeholders for interviews, and TB will ensure timely access to stakeholders throughout the project.<br>• Deloitte will submit an initial data request and TB will provide supporting documentation in a timely manner for assessment, with the key financial and operational data provided in excel format (or similar). |

### *Phase 1: Business performance and operational assessment*

This purpose of this phase is to identify potential opportunities for improvement. This phase will combine the analysis of financial and operational data provided, in conjunction with on-site observations, and stakeholder consultations to establish a current state understanding of TB's performance and potential opportunities for improvement. Deloitte will work with management to validate its understanding of the current state and to identify/define a list of performance/revenue/cost improvement opportunities for the business (short and long term).

| Key activities | Outcomes |
|---|---|
| • Review management's detailed budgets / business plans / sales projections / financials included in scope to understand potential items impacting profitability and company performance:<br>  o Review historical financial performance (if available, past two years), with a focus on key revenue and cost items, where possible by location, business function, customer and by product type.<br>  o Assess operational performance and key performance indicators (if available).<br>  o Analyze sales projections/forecast by product/channel/customer type.<br>• Conduct operational analysis such as:<br>  o Analyze sales and marketing initiatives for TB's operating portfolio (Trident Sports Nutrition and Brain Armor).<br>  o Review existing distribution network (national and regional brokers/distributors).<br>  o Review TB's product, channel and customer profitability.<br>• Hold interviews with key business, functional leaders and other stakeholder(s):<br>  o Interviews will focus on understanding current practices, identifying what is working well, opportunities for improvement and challenges with existing operations and validating analysis and current state findings throughout the assessment.<br>• Based on interviews with key business leaders and analysis of key financial and operational data, establish an initial set | • An outline assessment of current financial and operational performance and trends, including key risks and inefficiencies.<br>• Identification of performance improvement opportunities based on data analysis, consultations, and observations.<br>• Testing of 'current state' findings and opportunities with management. |

| | |
|---|---|
| of improvement opportunities and key performance improvement themes.<br>• Challenge and test with management identified improvement opportunities to gather its thoughts on achievability, financial impact, and strategic attractiveness. | |

**Assumptions**

- The review will focus on key functional areas such as channels, sales, marketing, product management, operations, supply chain, and compliance.
- Deloitte will facilitate up to two workshops with TB managers to test assessment findings.
- Analysis will be summarized in PowerPoint format (unless otherwise agreed on).

***Phase 2: Prioritize improvement opportunities and implementation roadmap***

Based on the work completed during Phase 1, this phase will focus on prioritizing and further defining the improvement opportunities. Prioritized opportunities will include brief descriptions, considerations, dependencies, and high-level quantifiable benefits (where possible) for each initiative. This phase will also include the development of a high-level implementation roadmap outlining key milestones for prioritized initiatives identified.

| Key activities | Outcomes |
|---|---|
| • Define key benefit criteria and prioritize the list of business improvement opportunities by function/heading.<br>• Further define prioritized opportunities, including outline financial and operating benefits (where possible) and establish a list of potential 'quick win' opportunities.<br>• Build outline implementation work plans and outline key implementation considerations to support execution, including discussion with management on capacity and capability to execute.<br>• Test prioritized opportunities and roadmap with management.<br>• Launch the implementation of 'quick win' opportunities. | • List of defined and prioritized business improvement opportunities, supported by an outline work plan.<br>• Consolidate findings of prioritized performance improvement initiatives and present to you and management. |

***Phase 3: Implementation planning and monitoring (Options to execute)***

This phase would establish the required governance and oversight structure to monitor execution. Implementation planning would go into detail, building off the roadmap and better confirming timing, accountability, financial impact, risks and work stream interdependencies. Defined governance and project management would help to ensure consistency in implementation execution, KPIs and structured status reporting to help ensure the coordination of any work leads and ongoing management of project risks and challenges.

| Key activities | Outcomes |
|---|---|
| • Additional more detailed implementation planning.<br>• Hands-on implementation support of selected initiatives. | • Implemented initiatives and realization of improved sales and profitability. |

| | |
|---|---|
| • Establish oversight to co-ordinate and oversee the implementation of improvement opportunities.<br>• Define key metrics to track and manage the initiatives.<br>• Establish cadence to update and track ongoing activity.<br>• Work with stream leaders to address concerns, challenges and program risks (based on agreed upon cadence). | • Updated implementation plans and roadmaps by work stream and opportunity type.<br>• Governance established, and ongoing reporting and project cadence established.<br>• Ongoing feedback loop with stream leads developed to managing project risks. |

**Reporting and Deliverables**

We will communicate the status of our work to you, most likely weekly throughout the engagement as established in the first phase of the engagement. Based on the scope of services, included herein, we will present our deliverables to you in written form in a PowerPoint presentation for your review and consideration. You agree that our deliverables, schedules and other materials, and materials prepared or provided by Deloitte are to be used for your own internal purpose and will not be disclosed, published, or used, in whole or in part, by you or TB for any other purpose without Deloitte's prior written permission.

**Management responsibilities**

You recognize and acknowledge that by performing the Services, Deloitte is not acting in any management capacity for TB and that you have not asked Deloitte to make, nor has Deloitte agreed to make, any business decisions on behalf of TB. In connection with Deloitte's provision of Services, you agree that you will perform the tasks, furnish the personnel, provide the resources, and assume and undertake the responsibilities specified in the General Business Terms ("**Company Responsibilities**").

**Timing/duration of engagement**

Notwithstanding the General Business Terms, this engagement shall become effective on the date signed by you (the "Effective Date"), unless otherwise agreed in writing. The engagement shall commence on November 20, 2018 and is expected to last up to 8 weeks. The exact timing of the project completion will be determined once the project is underway and will be agreed up between you and Deloitte.

**Engagement team**

This engagement will be under the direction of Brian Stewien and Anthony Hamer, who will maintain overall accountability for the engagement on behalf of Deloitte. They will be supported by a core team with the requisite expertise and capabilities to support the complex nature and objectives of this engagement. Deloitte subject matter experts and / or support staff will be on boarded accordingly to support the delivery of this engagement as required.

**Professional fees**

Our charges for Phase 0-2 will be between approximately $175,000 and $200,000, inclusive of any expenses for resources traveling. Out-of-pocket expenses will be billed at cost. The estimated project fees assumes that the data and information that we typically review in our work of this nature are available. We will discuss progress with you after the first two weeks of work and revise the work plan, timing, staffing and fees accordingly should the work vary materially from our initial expectation.

On conclusion of Phase 2, TB and Deloitte will evaluate the level and timing of support required to assist management with the execution of the identified performance improvement opportunities. Two potential models for evaluation include 1) "limited project management support" or 2) "full project management support".

The "limited project management support" model will include Deloitte assisting management with two days support per week. The estimated cost for such support will be $10,000 per week.

The "full project management support" model will include Deloitte providing resources for four to five days project management per week. The estimated cost for such support will be $20,000 per week.

Should our approach or the scope of service change, we will document the change in writing and work with you to determine the implications to our fees, if any. If you request Deloitte to perform additional services to those described above, the terms and conditions relating to such services will be outlined in an addendum or separate letter of agreement and the fees for such services will be outlined accordingly.

**Disclosure of relationships**

We are conducting an internal search of our Deloitte records to identify any potential Company conflicts based solely on the names of the parties that you have provided, which are listed below:

- Fengate
- Trident Brands

We will inform you of the results prior to finalizing this draft engagement letter.

**Disclosure of the engagement**

Following completion of the engagement, Deloitte and the Deloitte Entities (defined in the General Business Terms) shall be permitted to disclose to third parties, the Company name, a summary of the services, each Deloitte Entities role in providing the services and the results achieved. We may use this information in proposals for future work and presentations regarding industry qualifications. We will obtain prior approval from the Company prior to using this information in public print media or electronic publication media.

**General business terms**

The attached General Business Terms form part of our mutual agreement concerning this engagement. By signing this agreement the parties agree to be bound by these General Business Terms. In the event of a conflict between this letter and the General Business Terms, the General Business Terms shall take precedence, provided that if the letter specifically states that a particular term shall take precedence over the General Business Terms, the letter shall take precedence with respect to that term.

**Confirmation**

Please confirm your acceptance of this agreement by signing both copies of this letter in the space provided below and returning one signed copy of the letter to us. We will commence the engagement upon receiving the signed letter.

We appreciate this opportunity to serve you. Should you have any questions, please contact Brian (416-543-2489 / bstewien@deloitte.ca) or Anthony (416-643-8409 / anhamer@deloitte.ca).

Yours sincerely,

Deloitte LLP    Deloitte LLP

Brian Stewien
Authorised Signatory
Deloitte LLP

Anthony Hamer
Authorised Signatory
Deloitte LLP

**Agreed and accepted by:**

Trident Brands Incorporated

Signature of authorized signing officer

Anthony Pallante
Name

Chairman & CEO
Title

Nov 24/18
Date

# General business terms

The following general business terms (the "terms") apply to the engagement agreement between Deloitte LLP ("Deloitte") and Trident Brands Incorporated ("the Company") except as otherwise included in the engagement letter to which these general business terms are attached (the "engagement letter").

1. **Contracting parties**
   a) ***Definitions***: "Deloitte" or "Deloitte Canada" shall mean Deloitte LLP "Deloitte Entities" shall mean the Ontario limited liability partnership Deloitte LLP and where appropriate its directors, officers, partners, principals, professional corporations, employees, agents, subsidiaries and affiliates and to the extent providing services under the engagement letter, the member firms of Deloitte Touche Tohmatsu Limited, the subsidiaries and affiliates of such member firms, and all of their respective directors, officers, partners, principals, professional corporations, employees, agents; and in all cases any successor or assignee.

   b) This engagement letter is between the Company and Deloitte Canada. The Company agrees that its relationship is solely with Deloitte Canada as the entity contracting with the Company to provide the services covered by this engagement letter. Notwithstanding the fact that certain services covered by this engagement letter may be carried out by personnel provided to Deloitte Canada from other Deloitte Entities through service or other agreements, Deloitte Canada remains solely responsible and liable to the Company for all services covered by the engagement letter. Accordingly, the Company agrees that none of the Deloitte Entities (except Deloitte Canada) will have any liability to the Company, and the Company will not bring any claims or proceedings of any nature (whether in contract, tort, breach of statutory duty, or otherwise and including, but not limited to, a claim or negligence) in any way in respect of or in connection with this engagement against any of the Deloitte Entities (except Deloitte Canada) or against any subcontractors that Deloitte Canada may use to provide the services covered by this engagement letter.

   c) To the extent that Deloitte Entities (other than Deloitte Canada) are providing services to Deloitte Canada in connection with this engagement as subcontractors to Deloitte Canada, then the term "Deloitte" should read as "Deloitte Entities" for purposes of these Terms.

2. **Services**
   a) It is understood and agreed that the services to be provided under the Engagement Letter (the "Services") may include advice and recommendations, but all decisions in connection with the implementation of such advice and recommendations shall be the responsibility of, and be made by, the Company. In connection with the Services, Deloitte shall be entitled to rely on all decisions and approvals of the Company.

   b) The Services conducted by Deloitte cannot be relied upon to disclose errors or fraud should they exist. The Services will not constitute an audit conducted in accordance with generally accepted auditing standards, an examination or compilation of, or the performance of agreed upon procedures with respect to prospective financial information, an examination of or any other form of assurance with respect to internal controls, or other attestation or review services in accordance with standards or rules established by the Chartered Professional Accountants of Canada ("CPA Canada"), the Canadian Public Accountability Board ("CPAB"), or other regulatory body. Deloitte will not express an opinion or any other form of assurance

on any operating or internal controls, financial statements, forecasts, projections or other financial information.

c) Neither the Services or any advice or reports in connection therewith are intended to be, nor shall be construed to be, "investment advice" within the meaning of the US Investment Advisors Act of 1940. In the performance of the Services, Deloitte will not perform any evaluation of internal controls and procedures for financial reporting upon which the Company's management can base its assertion in connection with the US Sarbanes-Oxley Act of 2002 or related rules or regulations ("Sarbanes-Oxley"). Deloitte will make no representations or warranties and will provide no assurances that the Company's disclosure controls and procedures are compliant with the certification requirements of and internal controls and procedures for financial reporting are effective as required by Sarbanes-Oxley or any other standards or rules, including, without limitation, Sections 302 and 404 of Sarbanes-Oxley.

**3. Term**
Unless terminated sooner in accordance with its terms, this engagement shall terminate on the completion of the Services. Either party may terminate this engagement at any time upon giving at least five (5) days written notice to that effect to the other party, provided that in the event of termination for cause, the breaching party shall have the right to cure the breach within the notice period. In the event of termination pursuant to this paragraph, the Company agrees to compensate Deloitte Canada under the terms of the Engagement Letter for Services performed and expenses incurred through the effective date of termination.

**4. Timely performance**
Deloitte will endeavour to complete within any agreed upon time-frame the performance of the Services. However, Deloitte will not be liable for failures or delays in performance that arise from causes beyond Deloitte's control, including the untimely performance by Company of its obligations as set out in the engagement letter and in these Terms.

**5. Fees and payment**

a) Unless otherwise specifically agreed in the engagement letter, Deloitte's fees will be based on standard hourly rates, which vary depending upon the experience level of the professionals involved. In the normal course of business, Deloitte revises its standard hourly rates to reflect changes in responsibilities, increased experience, and increased costs of doing business. Changes in standard hourly rates will be noted on the invoices for the first time period in which the revised rates become effective.

b) In addition to professional fees, the Company will reimburse Deloitte Canada for Deloitte's reasonable out of pocket expenses incurred in connection with this engagement, including travel, meals, hotels and disbursements for outside legal counsel or any other consultants engaged by Deloitte with the prior consent of Company. Deloitte invoices will also include our standard charge of 7% of professional fees for technology, support personnel, telecom, printing and other similar administrative charges. Expenses will be stated separately on the invoices.

c) All fees and other charges do not include any applicable federal, provincial or other goods and services or sales taxes, or any other taxes or duties whether presently in force or imposed in the future. Any such taxes or duties shall be assumed and paid by the Company without deduction from the fees and charges hereunder.

d) Invoices will be rendered on a regular basis as the engagement progresses. All invoices shall be due and payable when rendered. Without limiting its rights or remedies, Deloitte shall have the right to halt or terminate its services entirely if payment is not received within thirty (30) days of the invoice date. Interest shall be calculated at a simple daily rate of 0.0493% (equivalent to 18% per annum). Interest shall be charged and payable at this rate on any part of an invoice that remains unpaid from thirty (30) days after the invoice date to the date on which the outstanding invoice is paid.

e) To the extent that, as part of the Services to be performed by Deloitte Canada as described in the engagement letter, Deloitte Canada personnel are required to perform the services in the United States of America ("US Business"), the Company and Deloitte Canada agree to assign performance of the US Business to Deloitte Canada LLP, an affiliate of Deloitte Canada. All services performed by Deloitte Canada LLP shall be performed under the direction of Deloitte Canada which shall remain responsible to the Company for such Services. Deloitte Canada LLP shall invoice the Company with respect to the US Business and Deloitte Canada will invoice for services performed in Canada ("Canadian Business"). Payment for US business and/or Canadian Business can be settled with one payment to Deloitte Canada.

**6. Independence**

a) Deloitte Canada may terminate this engagement upon written notice to the Company if it determines that (i) a governmental, regulatory or professional entity (including, without limitation, provincial accounting institutes, Canadian and foreign securities commissions, the Canadian Public Accountability Board and the Public Company Accounting Oversight Board) or an entity having the force of law has introduced a new, or modified an existing, law, rule, regulation, interpretation or decision the result of which would render the performance by Deloitte of any part of the engagement illegal or otherwise unlawful or in conflict with independence or professional rules, or (ii) circumstances change (including, without limitation, changes in ownership of the Company or any of its affiliates) such that the performance by Deloitte of any part of the engagement would be illegal or otherwise unlawful or in conflict with independence or professional rules. Upon termination of the engagement, the Company will compensate Deloitte Canada under the terms of the Engagement Letter for the Services performed and expenses incurred through the effective date of termination.

b) The Company shall provide Deloitte Canada with prompt written notice if the Company or any of its subsidiaries or affiliates engages Deloitte Canada, a member firm of Deloitte Touche Tohmatsu Limited or any affiliate of such a member firm to provide audit related services. In the event that Deloitte, a member firm of Deloitte Touche Tohmatsu Limited or any affiliate of such a member firm, provides audit services for Company, parent of Company or affiliate of Company, Company acknowledges that Company has adhered to all regulatory requirements regarding the provision of non-audit services by Deloitte Canada, member firm of Deloitte Touche Tohmatsu Limited or any affiliate of such a member firm in accordance with applicable laws, regulations and rules that apply to the Company, including audit committee pre-approval requirements.

**7. Conflict of interest**

a) ***Notification and resolution***. Should Deloitte Canada determine that there is a potential conflict of interest in connection with its performance of the Services, Deloitte Canada will advise the Company promptly and endeavour to resolve such potential conflict. Also, the Company agrees to notify Deloitte Canada promptly of any potential conflict affecting this engagement of which it is, or becomes aware. Where a potential conflict is identified by either

party and Deloitte Canada believes the Company's interests can be properly safeguarded by the implementation of appropriate procedures, Deloitte Canada will discuss and agree such procedures with the Company.

b) ***Non-exclusivity***. Having engaged Deloitte Canada for the limited purpose set out in the engagement letter, the Company agrees on behalf of itself and its affiliates that no Deloitte Entity is precluded from acting in any capacity for any other party and that the Company's engagement of Deloitte Canada in this matter will not be asserted by the Company as a basis for disqualifying Deloitte Canada, an affiliate of Deloitte Canada or a member firm of Deloitte Touche Tohmatsu Limited or any of their respective affiliates from acting for any other party. The Company agrees to waive any real or potential conflict of interest of Deloitte Canada, an affiliate of Deloitte Canada or a member firm of Deloitte Touche Tohmatsu Limited or any of their respective affiliates in connection with Deloitte's Services for the Company under the terms of the Engagement Letter.

In the event that Deloitte Canada, an affiliate of Deloitte Canada or a member firm of Deloitte Touche Tohmatsu Limited or any of their respective affiliates acts for any other party, (i) Deloitte will not disclose any Confidential Information (defined below) that the Company provides to Deloitte in connection with this engagement and will not use such Confidential Information for another party's benefit, and (ii) Deloitte will establish appropriate ethical walls between the persons involved in advising the Company under this engagement and the persons involved in advising another party.

**8. Company responsibilities**

a) ***Cooperation***. The Company shall cooperate with Deloitte in the performance of the Services, including, without limitation, providing Deloitte with reasonable facilities and timely access to data, information and personnel of the Company. The Company shall be responsible for the performance of its personnel and agents and for the accuracy and completeness of all data and information provided to Deloitte for purposes of the performance by Deloitte of the Services hereunder.

b) ***Management***. The Company shall be solely responsible for, among other things: (i) making all management decisions and performing all management functions; (ii) designating a competent management member to oversee the Services; (iii) evaluating the adequacy and results of the Services; (iv) accepting responsibility for the results of the Services; and (v) establishing and maintaining internal controls, including, without limitation, monitoring ongoing activities.

**9. Information**

a) ***Access and reliance***. The Company will make available to Deloitte all information (financial or otherwise) reasonably necessary to enable Deloitte to provide the Services. The Company will also provide Deloitte with any information, advice and opinions relevant to the engagement that may be delivered by third parties, such as legal counsel (except where necessary to preserve privilege) and accounting, financial, environmental or other advisors, and will ensure that such third parties co-operate with Deloitte on matters considered by Deloitte to be relevant to the engagement. In carrying out its Services, Deloitte will rely on information that is publicly available, prepared or supplied by the Company or provided to Deloitte by third parties. Deloitte will be entitled to rely on, and is under no obligation to verify, the accuracy or completeness of such information and Deloitte has no responsibility for the accuracy or completeness of the information provided by, or on behalf of, Company or other parties, even if Deloitte had reason to know or should have known of such inaccuracy or

incompleteness. This engagement cannot be relied upon to disclose errors or fraud should they exist. Further, Deloitte is under no obligation to investigate any changes that may occur in such information subsequent to the date thereof.

b) ***Representation.*** The Company represents and warrants that all information provided to Deloitte, directly or indirectly, orally or in writing, by the Company or its agents and advisors in connection with the engagement will be accurate and complete in all material respects and will not be misleading in any material respect. Upon request, the Company will provide Deloitte with a separate written representation confirming the accuracy and completeness of the information provided to Deloitte and the information included, or to be included, in any information documents with respect to the Company.

c) ***Confidentiality***. To the extent that, in connection with this engagement, Deloitte come into possession of any proprietary or confidential information of the Company ("Confidential Information") (including Personal Information as defined in section 12 (b) below), Deloitte will not disclose such information to any third party, other than the Deloitte Entities, without the Company's consent, except as may be required or permitted by law, regulation, judicial or administrative process, or in accordance with applicable professional standards, or in connection with litigation pertaining thereto. Also, Confidential Information may be used, processed and stored outside Canada by Deloitte, Deloitte Entities and third party service providers. Deloitte is responsible to the Client for causing Deloitte Entities and third party service providers to comply with the obligations of confidentiality set out in this section. Confidential Information may be subject to disclosure in accordance with laws applicable in the jurisdiction in which the information is processed or stored, which laws may not provide the same level of protection under Canadian law. "Confidential Information" shall not include information which:

   i) shall have otherwise become publicly available (including, without limitation, any information filed with any governmental agency and available to the public) other than as the result of a disclosure by Deloitte in breach hereof;

   ii) is disclosed by the Company to a third party without substantially the same restrictions as set forth herein;

   iii) becomes available to Deloitte on a non-confidential basis from a source other than the Company which Deloitte believes is not prohibited from disclosing such information to Deloitte by obligation to the Company;

   iv) is known by Deloitte prior to its receipt from the Company without any obligation of confidentiality with respect thereto; or

   v) is developed by Deloitte independently of any disclosures made by the Company to Deloitte of such information.

d) ***Prospective financial information***. Unless Deloitte Canada and the Company agree otherwise in the Engagement Letter, Deloitte will not compile, examine or apply other procedures to prospective financial information of the Company or other parties in accordance with Chartered Professional Accountants of Canada Standards and accordingly, will express no opinion or any other form of assurance or representations concerning its accuracy, completeness or presentation format. Any financial forecasts or projections belong to the Company or other parties and are the sole responsibility of such management. There will usually be differences between projected and actual results, because events and circumstances frequently do not occur as expected or predicted, and those differences may be material.

e) Deloitte will not return or provide records or information obtained in the course of the engagement to the Company if it is illegal to do so or if Deloitte is requested to withhold the records or information by law enforcement or other public or regulatory authorities (regardless of whether the engagement has been terminated).

**10. Reporting**

a) ***Qualifications to advice, opinions, and reports.*** Any advice, opinions, or reports provided by Deloitte will be made subject to, and will be based upon, such assumptions, limitations, qualifications and reservations as Deloitte, in its judgment, deems necessary or prudent in the circumstances, including without limitation: (i) the time available to perform the Services, (ii) the information, data, opinions, advice and representations made available to Deloitte, and (iii) access to the Company's management, advisors and agents.

b) ***Amendments to reports.*** Deloitte reserves the right to amend its advice, opinions, and reports accordingly, in the event that new information becomes available which may be contrary to or different from that which is set out to the Company in documents or verbal reports. Notwithstanding the foregoing, Deloitte has no responsibility for performing any services or procedures beyond those agreed to by Company and Deloitte Canada or for updating the Services performed.

c) ***Limitation on use and distribution.*** Except as otherwise agreed in writing, all services in connection with this engagement shall be solely for the Company's internal purposes and use, and this engagement does not create privity between Deloitte and any person or party other than the Company ("third party"). This engagement is not intended for the express or implied benefit of any third party. No third party is entitled to rely, in any manner or for any purpose, on the advice, opinions, reports, or Services of Deloitte. The Company further agrees that the advice, opinions, reports or other materials prepared or provided by Deloitte are to be used only for the purpose contemplated by the Engagement Letter and shall not be distributed to any third party without the prior written consent of Deloitte Canada.

d) ***Ownership.*** Deloitte shall retain all right, title and interest in the reports, opinions and other documents provided by Deloitte to the Company and the Company shall be entitled to use such material in accordance with section 10(c).

**11. Indemnification and limitation on liability**

a) ***Application.*** The provisions of this Section 11 shall apply to the fullest extent of the law, whether in contract, statute, tort (such as negligence), or otherwise. This Section shall survive termination or expiry of the engagement. The provisions of this Section are not applicable to the extent that mandatory provisions of applicable regulatory bodies prohibit a professional financial advisor from limiting liability.

b) ***Limitation on liability.*** The Company and Deloitte Canada agree to the following with respect to Deloitte's liability to the Company:

   i) Deloitte shall not be liable to the Company for any claims, liabilities, or expenses relating to this engagement for an aggregate amount in excess of the fees paid by the Company to Deloitte Canada pursuant to this engagement, except to the extent finally judicially determined to have resulted from the bad faith or intentional misconduct of Deloitte.

ii) In no event shall Deloitte be liable for consequential, special, indirect, incidental, punitive or exemplary loss, damage, or expense relating to this engagement or any loss of revenue or profit or any other commercial or economic loss or failure to realize expected savings.

iii) In any action, claim, loss or damage arising out of the engagement, the Company agrees that Deloitte's liability will be several and not joint and several and the Company may only claim payment from Deloitte of Deloitte's proportionate share of the total liability based on the degree of fault of Deloitte as finally determined by a court of competent jurisdiction .

c) ***Indemnification***. The Company agrees to indemnify and hold harmless Deloitte from and against any and all claims, damages, costs, charges, liabilities and expenses, including all legal fees, claimed by any third party relating to the Services provided by Deloitte except to the extent finally judicially determined to have resulted from the bad faith or intentional misconduct by Deloitte.

d) ***Limitation on actions***. No action, regardless of form, relating to this engagement, may be brought by either party more than one year after the cause of action has accrued, except for an action for non-payment of fees.

**12. Other**

a) ***Regulatory or legal action***. The Company will notify Deloitte Canada promptly of any request received by the Company from any third party, including a regulatory authority, for any material information or for a meeting or hearing; the issuance of any restraining order; or the initiation of a proceeding or litigation relating to this engagement.

Subject to any professional issues including audit independence, if requested and if the parties agree, Deloitte will testify (as a non expert witness) or provide reasonable support services to the Company before any governmental commission, regulatory authority or court. Any such testimony or support services will be confined to the services performed under this engagement. Deloitte shall have the right to employ counsel in connection with such testimony or support services.

Deloitte shall be paid for any time spent by its personnel in connection with such support at their standard hourly rates, which shall be separate and apart from any other professional fees payable hereunder. The Company shall also reimburse Deloitte for its reasonable out-of-pocket costs, charges and expenses, including legal counsel, incurred in connection therewith. These fees and expenses shall be separate and in addition to any other fees or amounts payable under the provisions for payment of fees in the engagement letter.

b) ***Privacy***. Deloitte and the Company acknowledge and agree that, during the course of this engagement, Deloitte may collect personal information about identifiable individuals ("Personal Information"), either from the Company or from third parties. The Company and Deloitte Canada agree that Deloitte will collect, use and disclose Personal Information on behalf of the Company solely for purposes related to completing this engagement, providing services to the Company and in a manner consistent with section 9(c) above. Deloitte shall not collect, use and disclose such Personal Information for Deloitte's own behalf or for its own purposes.

c) ***Survival and interpretation***. The agreements and undertakings of the Company contained in the Engagement Letter together with the following sections of these Terms shall survive the expiration or termination of this engagement: 1, 2, 4, 5, 6, 8, 9, 10, 11 and 12.

d) ***Governing law***. These Terms, the Engagement Letter and all matters relating to this engagement (whether in contract, statute, tort (such as negligence), or otherwise), shall be governed by, and construed in accordance with, the laws of the Province where Deloitte Canada's principal office performing the engagement is located. Any action or proceeding relating to this engagement shall be brought in the Province where Deloitte Canada's principal office performing the engagement is located, and the parties submit to the jurisdiction of the courts of that Province and waive any defence of inconvenient forum to the maintenance of such action or proceeding.

e) ***Severability***. If any provision of the Terms or the Engagement Letter is found by a court of competent jurisdiction to be unenforceable, such provision shall not affect the other provisions, but such unenforceable provision shall be deemed modified to the extent necessary to render it enforceable, preserving to the fullest extent permissible the intent of the parties set forth herein.

f) ***Entire agreement***. These Terms and the Engagement Letter is the complete agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, proposals, negotiations, representations or warranties of any kind whether oral or written.

g) ***Assignment***. Except as provided below, neither party may assign, transfer or delegate any of its rights or obligations hereunder (including, without limitation, interests or Claims relating to this engagement) without the prior written consent of the other party. Client hereby consents to Deloitte Canada assigning or subcontracting any portion of the Services to any affiliate or related entity, whether located within or outside of Canada, provided that, any such assignment or subcontracting shall not relieve Deloitte Canada of its obligations hereunder. Services performed hereunder by Deloitte Canada's subcontractors shall be invoiced as professional fees on the same basis as Services performed by Deloitte Canada's personnel, unless otherwise agreed. Deloitte Canada may, without the consent of the Client, assign or subcontract its rights and obligations hereunder to (i) any affiliate or related entity or (ii) any entity which acquires all or a substantial part of the assets or business of Deloitte Canada.

h) ***Currency***. All financial references herein are to Canadian dollars unless specifically indicated otherwise. If it is necessary to convert any amounts into Canadian dollars, a prevailing commercial bank exchange rate at closing or the time of the invoice shall be used.

i) ***Notices***. Any notice or other communication required or permitted to be given under this engagement shall be in writing and shall be sufficiently given or made by delivery or by post or by telecopy or similar facsimile transmission (with confirmation of accurate and complete transmission obtained by the sender) to the respective parties. Any notice so given shall be deemed conclusively to have been given and received when so personally delivered or posted or so telecopied or transmitted, except that any notice delivered after 5:00 p.m. on the day prior to a non-business day shall be deemed to have been received at 9:00 a.m. on the first business day following delivery. Any party may change its address, telephone number or facsimile number by notice to the others in the manner set out above.

j) ***Communication***. Except as instructed otherwise in writing, each party may assume that the other approves of properly addressed fax, email (including email exchanged via Internet media) and voicemail communication of both sensitive and non-sensitive documents and other communications concerning this engagement, as well as other means of communication used or accepted by the other.

k) ***Non-solicitation of personnel***. Each party acknowledges that the other party's personnel who participate in the engagement are critical to the servicing of its customers. Deloitte and the Company agree not to solicit, hire or otherwise retain the other party's engagement team members for a period of six (6) months following any such engagement team member's involvement in the performance of this engagement. This provision may be waived upon written agreement between the parties. This provision shall not restrict the right of either party to solicit or recruit generally in the media or as part of general recruiting efforts by third party recruiters, and shall not prohibit either party from hiring an employee of the other who answers any advertisement, responds to such general recruiting efforts, or who otherwise voluntarily applies for hire without having been initially personally solicited or recruited by Deloitte or the Company respectively.

l) ***Language***. The parties have requested that this Agreement and all communications and documents relating hereto be expressed in the English language. Les parties ont exigé que la présente convention ainsi que tous les documents s'y rattachant soient rédigés dans la langue anglaise.

m) ***Quality of Service***. If, at any time, you believe our service to you could be improved or if you are dissatisfied with any aspect of our services you should raise the matter with the engagement partner. Alternatively, if you wish to discuss the matter with someone other than the engagement partner, or make a complaint, please email ntlethics@deloitte.ca or call 1 (888) 683-2020 and ask for the National Ethics Leader. We will acknowledge the complaint upon receipt and every effort will be made to investigate expeditously.